Exhibit 4.8

NATIONAL HEALTH INVESTORS, INC.
2012 STOCK INCENTIVE PLAN

TABLE OF CONTENTS
SECTION 1.	PURPOSE	1
SECTION 2.	Definitions	1
2.1.	“Affiliate”	1
2.2.	“Award”	1
2.3.	“Award Agreement”	1
2.4.	“Board of Directors” or “Board”	2
2.5.	“Change in Control”	2
2.6.	“Code”	3
2.7.	“Committee”	3
2.8.	“Common Stock”	3
2.9.	“Employee”	3
2.10.	“Exchange Act”	3
2.11.	“Fair Market Value”	3
2.12.	“ISO”	4
2.13.	“Non-Qualified Option”	4
2.14.	“Option”	4
2.15.	“Participant”	4
2.16.	“Person”	4
2.17.	“Regulations”	4
2.18.	“SAR” or “Stock Appreciation Right”	4
2.19.	“Share”	4
2.20.	“Subsidiary”	4
SECTION 3.	Eligibility	4
SECTION 4.	Common Stock Subject to the Plan	5
4.1.	Source of Shares	5
4.2.	Maximum Number of Shares	5
4.3.	Forfeitures	5
4.4.	Maximum Number of ISOs	5
SECTION 5.	Administration of the Plan	5
5.1.	Committee	5
5.2.	Options	5
5.3.	Plan Interpretation	6
5.4.	Committee Interpretations Conclusive	6
5.5.	Committee Voting	6
5.6.	Committee Exculpation	6
SECTION 6.	Terms and Conditions of Options	7
6.1.	ISOs	7
6.2.	Non-Qualified Options	8

6.4.	Terms and Conditions Common to All Awards	10
6.5.	Payment of Exercise Price	12
6.6.	Modification of Options	13
6.7.	Fixed Option Grant of Stock Options to Certain Directors	13
6.8.	Rights as a Shareholder	13
6.9.	Fractional Shares	13
6.10.	Other Agreement Provisions	13
SECTION 7.	Adjustments	14
7.1.	Adjustment to Shares	14
7.2.	Substitution of Awards on Merger or Acquisition.	14
7.3.	Effect of Certain Transactions	14
7.4.	Limited Rights Upon Company's Restructure	15
7.5.	Effect of Options and SARs on Company's Capital and Business Structure	15
SECTION 8.	GENERAL PROVISIONS	16
8.1.	Effect of the Plan on Employment Relationship	16
8.2.	Amendment of the Plan	16
8.3.	Investment Purpose	16
8.4.	Indemnification of Committee	16
8.5.	Termination of the Plan	16
8.6.	Application of Funds	17
8.7.	No Obligation to Exercise Option or SAR	17
8.8.	Effective Date of the Plan	17
8.9.	Interpretation	17
8.10.	Compliance with Section 409A of the Code	17
8.11.	Compliance with Section 16 of the Exchange Act	17
8.12.	Headings	18
8.13.	Waiver of Jury Trial.	18
8.14.	Governing Law	18

NATIONAL HEALTH INVESTORS, INC.
2012 Stock Incentive Plan

SECTION 1.    PURPOSE. The purpose of the National Health Investors, Inc. 2012 Stock Incentive Plan (the “Plan”) is to promote the interests of National Health Investors, Inc., a Maryland corporation (the “Company”), and its shareholders by providing an opportunity to selected employees, officers, directors, consultants and advisors of the Company or any Subsidiary or Affiliate thereof to purchase Common Stock of the Company, through the receipt of stock options or stock appreciation rights in the Company. By encouraging stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be affected by the granting of “non-qualified stock options” or “incentive stock options” to acquire the Common Stock of the Company and/or “stock appreciation rights” in the Company. Under the Plan, the Committee shall have the authority (in its sole discretion) to grant “incentive stock options” within the meaning of section 422(b) of the Code, “non-qualified stock options” and “stock appreciation rights” to which section 421 of the Code does not apply. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

SECTION 2.    DEFINITIONS. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.1.    “Affiliate”shall mean, with respect to (i) any person directly or indirectly controlling, controlled by, or under common control with such person, (ii) any officer, director, general partner, member or trustee of such person, and (iii) any person who is an officer, director, general partner, member or trustee of any person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entities.

2.2.    “Award”. shall mean a right that is granted under the Plan to a Participant by the Company, which may be in the form of Options or Stock Appreciation Rights.

2.3.    “Award Agreement” shall mean a written agreement (including any amendment or supplement thereto) between the Company or Subsidiary and a Participant specifying the terms and conditions of an Award granted to such Participant.

2.4.    “Board of Directors” or “Board”.shall mean the Board of Directors of the Company.

2.5.    “Change in Control” shall mean the first to occur of:

2.5.1.    The date that any one Person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of Company; provided, however, that the merger or consolidation of the Company with another entity as a result of which fifty percent 50% or more of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation, shall not constitute a Change in Control.

2.5.2.    The date of the merger or consolidation of the Company with another entity as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation.

2.5.3.    The date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

2.5.4.    On the date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets, directly or indirectly, from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this Paragraph 2.5.4 when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer as provided in the following sentence. A transfer of assets by Company is not treated as a change in the ownership of such assets if the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company, (ii) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (iii) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) of this Paragraph.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in section 409A(a)(2)(A)(v) of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent.
2.6.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7.    “Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, members of the Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from Options and SARs under the Plan to be deductible by the Company pursuant to section 162(m) of the Code, members of the Committee (or any subcommittee thereof) shall be “outside directors” within the meaning of such section.

2.8.    “Common Stock” shall mean the common stock, $0.01 par value, of the Company.

2.9.    “Employee”. shall mean (i) with respect to an ISO, any person who, at the time the ISO is granted to such person, is an “employee,” as such term is used in section 422 of the Code and described in Regulations section 1.421-1(h)(1), of the Company or a Subsidiary, and (ii) with respect to a Non-Qualified Option or SAR, any person employed by or performing services, whether as an employee, officer, director (including outside director), or consultant of the Company.

2.10.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11.    “Fair Market Value” shall mean the fair market value of a share of Common Stock as of any date, determined by applying the following rules:

2.11.1.        If the principal market for the Common Stock is a national securities exchange or the Nasdaq stock market, then the fair market value as of that date shall be the reported closing price of the Common Stock on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading.

2.11.2.        If sale prices are not available or if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on the Nasdaq stock market, the fair market value of the Common Stock shall be the reported closing price for the Common Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

2.11.3.        If the day is not a business day and as a result, Paragraphs 2.11.1 and 2.11.2 next above are inapplicable, the fair market value of the Common Stock shall be determined as of the next earlier business day.

2.11.14.    If Paragraphs 2.11.1, 2.11.2 and 2.11.3 next above are otherwise inapplicable, then the fair market value of the Common Stock shall be determined in good faith by the Committee in a manner consistent with section 409A of the Code.

2.12.    “ISO” shall mean an option to purchase Common Stock granted under the Plan that constitutes and shall be treated as an “incentive stock option,” as such phrase is defined in section 422(b) of the Code.

2.13.    “Non-Qualified Option”.shall mean an option to purchase Common Stock granted to an Employee pursuant to the Plan that is not an “incentive stock option,” with respect to which section 421 of the Code does not apply, and that shall not constitute nor be treated as an ISO.

2.14.    “Option”shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to this Plan.

2.15.    “Participant”.shall mean an Employee to whom an Option or SAR has been granted pursuant to this Plan.

2.16.    “Person” “shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.17.    “Regulations” shall mean the Federal Income Tax Regulations, including Temporary Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

2.18.    “SAR” or “Stock Appreciation Right” shall mean a stock appreciation right as described in Section 6.3 hereof.

2.19.    “Share” shall mean a share of Common Stock of National Health Investors, Inc.

2.20.    “Subsidiary”.shall have the meaning set forth for “subsidiary corporation” in section 424(f) of the Code.

SECTION 3.    ELIGIBILITY. Options, SARs and Awards may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Options, SARs and Awards are to be granted hereunder and to determine whether a person is to be granted an ISO, a Non-Qualified Option, a SAR or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period shall not by virtue of such participation have the right to be selected as a Participant for any other period. Any Participant may hold at any time more than one (1) Award, but only upon such terms as provided hereunder and any agreement evidencing such Awards.

SECTION 4.    COMMON STOCK SUBJECT TO THE PLAN.

4.1.    Source of Shares. Upon the exercise of an Option or SAR the Company shall deliver to the Participant authorized but previously unissued Common Stock or Common Stock that is held by the Company in treasury; provided, however, any Award may be settled in cash at the discretion of the Committee as provided in Paragraphs 6.3.3 and 7.3.
4.2.    Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 1,500,000 shares. The maximum number of shares of Stock that may be subject to Options and SARs (including any combination of Options and SARs) granted to any one Participant during any calendar year is 250,000 shares of Common Stock. The aggregate number of shares available for grant under this Plan and the number of shares of Common Stock subject to outstanding awards shall be subject to adjustment as provided in Section 7.1. Shares representing Attached SARs granted hereunder whereby if the Attached SAR is exercised, it cancels the related Option, or if the Option is exercised, it cancels the related Attached SAR shall for such purpose only be counted as either Shares representing Options outstanding or SARs outstanding, but not as both.

4.3.    Forfeitures.

4.3.1.    If any Award granted hereunder expires or terminates for any reason without having been exercised in full, the shares of Common Stock subject thereto shall again be available for issuance of an Award under this Plan.

4.3.2.    To the extent (i) an Option is exercised by using an actual or constructive exchange of shares of Common Stock to pay the Exercise Price, (ii) shares of Common Stock are withheld to satisfy the minimum withholding taxes upon exercise or vesting of an Award granted hereunder, or (iii) any shares of Common Stock repurchased or reacquired by the Company, then such shares shall again become available for issuance pursuant to the Plan.

4.4.    Maximum Number of ISOs. Notwithstanding the provisions of Section 4.3, the maximum aggregate number of shares of Stock that may be issued pursuant to Incentive Stock Options under the Plan is 1,500,000 shares, subject to subject to adjustment as provided in Section 7.1, provided that no adjustment shall be made and no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under section 422 of the Code.

SECTION 5.    ADMINISTRATION OF THE PLAN.

5.1.    Committee. The Plan shall be administered by the Board or, as directed specifically otherwise herein, by the Committee.

5.2.    Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to designate whether an Employee is to be granted an ISO, a Non-Qualified Option or a SAR; (iii) to establish the number of shares of Common Stock that may be issued upon the exercise of each Option or in settlement of a SAR; (iv) to determine the time and the conditions subject to which Options and SARs may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Award; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Award may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish vesting provisions for any Award relating to the time (or the circumstance) when the Award may be exercised by a Participant, including vesting provisions that may be contingent upon the Company meeting specified financial goals; (x) to accelerate the time when outstanding Awards may be exercised; provided, however, that such “acceleration” with respect to any Award is permitted only if such acceleration would not cause the Award to be subject to the provisions of section 409A of the Code; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan, so long as such terms do not cause an Award to be subject to section 409A of the Code and, with respect to ISOs, not inconsistent with the provisions of section 422 of the Code.

5.3.    Plan Interpretation. The Committee shall be authorized to interpret the Plan and any Award granted hereunder and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.

5.4.    Committee Interpretations Conclusive. The interpretation and construction by the Committee of any provision of the Plan, any Option or SAR granted hereunder or any Award Agreement evidencing any such Option or SAR shall be final and conclusive upon all parties, except as may otherwise be determined by the Board of Directors.

5.5.    Committee Voting. Directors of the Company (or members of the Committee) who are either eligible to receive Awards hereunder, or to whom Awards have been granted hereunder, may vote on any matter affecting the administration of the Plan or the granting of Awards under the Plan; provided, however, that no director (or member of the Committee) shall vote upon the granting of an Award to himself, but any such director (or Committee member) may be counted in determining the existence of a quorum at any meeting of the Board of Directors (or the Committee) at which the Plan is administered or action is taken with respect to the granting of any Award.

5.6.    Committee Exculpation. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Award granted hereunder.

SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.

6.1.    ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee, shall be set forth in an Award Agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as an ISO. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an “incentive stock option” as defined in section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder. Notwithstanding the above, the terms and conditions of each ISO shall include the following:

6.1.1.    The exercise price shall not be less than one hundred percent (100%) (or one hundred ten percent (110%) in the case of an Employee referred to in Paragraph 6.1.3 hereof) of the Fair Market Value of the Shares of Common Stock subject to the ISO on the date the ISO is granted, but in no event shall the option price be less than the par value of such shares, which price shall be payable in U.S. dollars upon the exercise of such ISO and paid, except as otherwise provided in Section 6.6, in cash or by check immediately upon exercise.

6.1.2.    The Committee shall fix the term of all ISOs granted pursuant to the Plan, including the date on which such ISO shall expire and terminate; provided, however, that such term shall in no event exceed ten (10) years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Paragraph 6.1.3 hereof, such term shall in no event exceed five (5) years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion. The Committee may provide that in the event such Employee holding the ISO shall cease to be an Employee as defined in section 422 of the Code, such option may remain outstanding, but shall be automatically converted into a Non-Qualified Stock Option.

6.1.3.    An ISO shall not be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary of the Company (taking into account the attribution rules of section 424(d) of the Code), unless the exercise price is at least one hundred ten percent (110%) of the Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five (5) years from the date it is granted. Notwithstanding any other provision of the Plan, the provisions of this Paragraph 6.1.3 shall not apply, or be construed to apply, to any Non-Qualified Option or SAR granted under the Plan.

6.1.4    In the event the Company or any Subsidiary of the Company is required to withhold the minimum Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any “disqualifying disposition” of any Shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.1.5.    If upon the exercise of one or more Options granted pursuant to this or any other plan of the Company or any Subsidiary of the Company that are designated as ISOs upon the grant thereof, a portion of such exercised Options are not treated as ISOs pursuant to section 422(d) of the Code, which sets a limit upon the aggregate Fair Market Value (determined at the time the ISOs are granted) of stock subject to ISOs that may become exercisable by the optionee thereof for the first time during any calendar year, then the Company shall issue one or more certificates evidencing the Common Stock acquired pursuant to the exercise of ISOs and one or more certificates evidencing the Common Stock acquired pursuant to the exercise of Options not treated as ISOs in accordance with section 422 of the Code and shall so identify such certificates in the Company's stock transfer records.

6.1.6.    Following a transfer of stock to a Participant pursuant to such Participant's exercise of an ISO, the Company or any Subsidiary of the Company shall (on or before January 31 of the calendar year following the year of such transfer) furnish to such Participant the written statement prescribed by section 6039 of the Code and the Regulations promulgated thereunder.

6.2.    Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in an Award Agreement between the Company and the Participant in such form as the Committee shall approve, and such Option shall be clearly identified therein as a Non-Qualified Option and shall be a “non-qualified stock option” for Federal income tax purposes to which section 421 of the Code does not apply. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder. Notwithstanding the above, the terms and conditions of each Non-Qualified Option shall include the following:

6.2.1.    The option price shall be as determined by the Committee, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted nor less than the par value of such shares.

6.2.2.    The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified

Option shall expire and terminate). Such term may be more than ten (10) years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion and as set forth in the agreement evidencing such Non-Qualified Stock Option.

6.2.3.    In the event the Company or a Subsidiary thereof is required to withhold the minimum Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company or a Subsidiary thereof shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.3.    SARs. The terms and conditions of each SAR granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in an Award Agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a SAR. The Committee shall have the power to grant, simultaneously with the grant of a Non-Qualified Option or at any other time, stock appreciation rights with respect to that portion of Common Stock as the Committee in its discretion determines. Such rights may be granted separately and exclusively (“Exclusive SARs”) or in connection with a Non-Qualified Option (“Attached SARs”) at the time of grant of such Non-Qualified Option. The terms and conditions of any SAR granted hereunder need not be identical to those of any other SAR granted hereunder. Notwithstanding the above, the terms and conditions of SARs shall include the following:

6.3.1.    A SAR shall include in its terms the Fair Market Value, for purposes of this Section 6.3, of one (1) share of the Company's Common Stock and shall provide that such SAR shall not be exercisable prior to a date as determined by the Committee.

6.3.2.    An Attached SAR may be exercised only to the extent the Non-Qualified Option to which it relates is exercisable. The exercise of an Attached SAR shall cancel the related Option for a like number of Shares and the exercise of a related Option shall cancel an Attached SAR for a like number of Shares.

6.3.3.    A SAR shall entitle the holder thereof to exercise such SAR (or any portion thereof), and in the case of an Attached SAR, to surrender simultaneously the related Non-Qualified Option (or such portion thereof) to the

Company, and to receive from the Company in exchange therefor cash, or its equivalent in shares of Common Stock, or any combination thereof as determined in the sole discretion of the Committee, having an aggregate value equal to the excess of the Fair Market Value of one (1) share of Common Stock at the date of exercise over the Fair Market Value thereof upon the date the SAR was granted, as determined pursuant to Paragraph 6.3.1 above, times the number of SARs exercised.

6.3.4.    The Committee reserves the right to call for the exercise of a SAR at any time without the approval of the holder of such SAR.

6.3.5.    If the Committee elects to pay part or all of the benefit determined in accordance with Paragraph 6.3.3 above in shares of Common Stock, the value of a share of Common Stock for such purpose shall be the Fair Market Value on the date of exercise. Provided, however, that fractional shares shall not be delivered under this Paragraph 6.3.5, and in lieu thereof a cash adjustment shall be made.

6.3.5.    If a SAR is settled with Common Stock, it shall be a condition to the obligation of the Company, upon settlement of a SAR, that the holder thereof pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold the minimum Federal, state or local income or other taxes incurred by reason of the exercise of the SAR or make other arrangements for such payment satisfactory to the Committee. If the amount requested is not paid, the Company may refuse to conclude settlement of the SAR. If a SAR is settled with cash, the Company or a Subsidiary thereof (as applicable) shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such cash is insufficient to satisfy such Federal, state or local taxes, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

6.4.    Terms and Conditions Common to All Awards. All Awards granted under the Plan shall include the following provisions:

6.4.1.    All Awards, by their terms, shall not be transferable other than by last will and testament or the laws of descent and distribution; provided, however, Non-Qualified Options and SARs may also be transferable to members of the Participant's immediate family (or to one or more trusts for the benefit of such family members or to partnerships or limited liability companies in which such family members or trusts are the only partners or members or to IRS qualified educational, charitable or religious foundations or institutions), if (i) the Award Agreement with respect to which such Non-Qualified Option or SAR relates expressly so provides, and (ii) the Participant does not receive any consideration for the transfer. Any Award held by any such transferees will continue to be subject to the same terms and conditions that are applicable to such Award immediately prior to its transfer. During a Participant's lifetime, ISOs shall be exercisable only by the Participant and Non-Qualified Options and SARs may be exercised by the Participant or the appropriate transferee.

6.4.2.    Each Award shall state the number of shares to which it pertains and the requirements and vesting schedule thereof, if any.

6.4.3.    Except as otherwise provided in Paragraph 6.4.4 (relating to permanent and total disability), 6.4.5 (relating to death), and 6.4.6 (relating to “cause”), in the event a Participant shall cease to be employed by the Company or a Subsidiary of the Company on a full-time basis for any reason, the unexercised portion of any Award held by such Participant at that time shall lapse when Participant ceases to be so employed.

6.4.4.    In the event a Participant shall cease to be employed by the Company or any Subsidiary of the Company on a full-time basis by reason of his “permanent and total disability” (within the meaning of section 22(e)(3) of the Code), the unexercised portion of any Award held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Award as of the date on which he ceased to be so employed; provided, that in no event may such Option be exercised beyond the expiration of the term of the Award.

6.4.5.    In the event a Participant shall die while in the full-time employ of the Company or a Subsidiary of the Company, the unexercised portion of any Award held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Option or SAR at the time of his death. In such event, such Option or SAR may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Option or SAR directly from the Participant by last will and testament or the applicable laws of descent and distribution with respect to ISOs and by transfers permitted in Paragraph 6.4.1 with respect to Non-Qualified Options and SARs.

6.4.6.    In the event a Participant is terminated from employment with the Company for “cause,” such Participant's right to exercise any Award granted hereunder, whether vested or non-vested, shall terminate upon notice of discharge. For purposes of this Paragraph 6.4.6, “cause” shall mean final conviction of a felony, nonacceptance of office or conduct prejudicial to the interests of the Company.

6.4.7.    If a Participant shall cease to be employed by the Company or any Subsidiary of the Company for any reason, the Company, at its discretion,

may elect to repurchase from the Participant or his legal representative any and all Common Stock received by such Participant upon exercise of any Options or SARs as of the date of termination for a price per share equal to the exercise price of such Options or SARs. The Company's right to repurchase the Common Stock shall continue for a period of six (6) years from the date of grant of such Option or SAR. The payment for shares of Common Stock repurchased by the Company pursuant hereto shall be made, in cash or by check, at the address of the Participant as set forth in the stock records of the Company, or at such other location as the parties to the repurchase may mutually agree. Upon payment by the Company in compliance with the provisions of this Paragraph 6.4.7, the Participant or his legal representative shall deliver to the Company for cancellation the certificate(s) evidencing the Common Stock repurchased by the Company. The failure of the Participant or legal representative to so deliver the certificate(s) shall not impinge the validity of the Company's repurchase.

6.4.8.    Notwithstanding anything in the Plan to the contrary, the Committee may grant Non-Qualified Options and SARs to Employees, as such term is defined in Section 2.9 hereof with respect to Non-Qualified Options and SARs, that do not include the provisions of Paragraphs 6.4.3 through 6.4.7, or that include modified versions thereof, provided the Award Agreement evidencing such Award reflects such deletions or modifications.

6.4.9    The Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as a termination or interruption of full-time employment for purposes of determining questions of forfeiture and exercise of an Award after termination of full-time employment. With respect to an Incentive Option, such period of unemployment that is longer than three months following termination may be treated as employment if consistent with section 422 of the Code pursuant to a federal statute, Regulations, or a published ruling of the Internal Revenue Service that has general application.

6.5.    Payment of Exercise Price. The payment of the exercise price of an Option granted under this Plan shall be subject to the following:

6.5.1.    Subject to the following provisions of this Section 6.5, the full exercise price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Paragraph 6.5.3, payment may be made as soon as practicable after the exercise).

6.5.2.    The exercise price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

6.5.3.    The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and the minimum tax withholding resulting from such exercise.

6.6.    Modification of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee, in its discretion, may modify outstanding Awards granted under the Plan; provided, however, that no modification of an Award shall alter or impair any rights or obligations under any Option or SAR theretofore granted under the Plan or cause such Award to become subject to the provisions of section 409A of the Code.

6.7.    Fixed Option Grant of Stock Options to Certain Directors. Each Director of the Company who is not an employee of the Company (“Non-Employee Director”) shall automatically be granted a Non-Qualified Option each year to acquire fifteen thousand (15,000) shares of Common Stock on third business day after the Company releases earnings for the prior year. All such Non-Qualified Options shall have a per share exercise price equal to the Fair Market Value of a share of Common Stock at the close of business on the date of grant as determined pursuant to Section 2.11. The provisions of this Section 6.7 may not be amended more than once every six (6) months, other than to comply with changes in the Code, ERISA, or rules promulgated thereunder.

6.8.    Rights as a Shareholder. Any Participant or transferee of an Option or SAR granted hereunder shall have no rights as a shareholder of the Company with respect to any shares of Common Stock to which such Award relates until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise required by Section 7 hereof.

6.9.    Fractional Shares. Only whole Shares of Common Stock may be acquired through the exercise of an Option or SAR. Any amounts tendered in the exercise of an Award remaining after the maximum number of whole Shares have been purchased will be returned to the Participant.

6.10.    Other Agreement Provisions. The agreements evidencing Awards authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of such Awards, as the Committee shall deem advisable. Any Award Agreement hereunder shall contain such limitations and restrictions upon the exercise of ISOs as shall be necessary in order that such ISOs will be “incentive stock options” as defined in section 422 of the Code, or to conform to any change in the law, which provisions shall control any inconsistent or contradictory provision of the Plan.

SECTION 7.    ADJUSTMENTS.

    7.1.    Adjustment to Shares. The number and kind of shares of stock with respect to which Awards hereunder may be granted (both overall and individual limitations) and which are the subject of outstanding Awards, and the maximum number and exercise price thereof, shall be adjusted as the Committee determines to be appropriate, in the event that:

7.1.1.    The Company effects one or more Stock dividends, Stock splits, reverse Stock splits, subdivisions, consolidations or other similar events;

7.1.2.    The Company engages in a transaction to which section 424 of the Code applies; or

7.1.3.    There occurs any other event that in the judgment of the Committee necessitates such action;

provided, however, that if an event described in Paragraphs 7.1.1 and 7.1.2 occurs, the Committee shall make adjustments to the limit on Awards specified in Article IV that are proportionate to the modifications of the Stock that are on account of such corporate changes, and further provided, however, (i) that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under section 422 of the Code and (ii) that no adjustments may be made that (A) would cause any Option to be subject to section 409A of the Code, or (B) if it causes such Option to be subject to section 409A of the Code, would result in any additional tax under such section. All such adjustments by the Committee shall be effective and binding for all purposes of this Plan.
7.2.    Substitution of Awards on Merger or Acquisition. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights, restricted stock or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article IV.

7.3.    Effect of Certain Transactions

7.3.1.    In the event of: (a) a dissolution, liquidation or sale of substantially all of the assets of the Company or (b) a merger or other reorganization of the Company in which the Company is not the surviving entity, survives only as a subsidiary of another entity or is otherwise controlled by the surviving or successor entity whether or not such event constitutes a Change in Control, any unexercised awards will terminate, provided, the vesting date of each outstanding Option shall accelerate and be exercisable within sixty (60) days prior to such occurrence in whole or in part.

7.3.2.    Except to the extent that Paragraph 7.3.1 controls the disposition, vesting, settlement, exchange or other treatment of an Award upon a Change in Control, in the event of a Change in Control in which the Company is the surviving entity, outstanding Awards shall be subject to the transaction agreement entered into with respect to such Change in Control. Such transaction agreement may provide, without limitation, continuation by the Company, revision, cancellation, conversion or other treatment of such Awards, in all cases without consent of the Participant. Provided, however, in the event that such agreement provides for the cancellation of the Awards, each holder shall be entitled to the same consideration or the equivalent value in cash, as provided in such agreement, as the consideration received by the holder of Common Stock pursuant to such transaction agreement with respect to all Awards which are vested on the date of the transaction. Any determination to be made hereunder with respect implementing the treatment as provided in the transaction agreement shall be made by the Committee and its determination shall be final, binding and conclusive.

7.3.3.    Notwithstanding the foregoing, a portion of the acceleration of vesting described in Paragraph 7.3.1 shall not occur with respect to an Award to the extent such acceleration of vesting would cause the Participant or holder of such Award to realize less income, net of taxes, after deducting the amount of excise taxes that would be imposed pursuant to section 4999 of the Code, than if accelerated vesting of that portion of the Award did not occur. If any portion of any Award remains unvested due to this Paragraph 7.3.3 due to a transaction in which the Company is not the surviving entity after the transaction, or the survives only as a subsidiary or is otherwise controlled by the surviving or successor entity, such portion of the Award shall be assumed by the surviving or successor entity, or converted into award of an option for, or stock appreciation rights, as applicable, of the common stock of the surviving entity, subject to the terms and conditions that are equivalent to the terms and conditions of the converted Award in all material respects.

7.4.    Limited Rights Upon Company's Restructure. Except as herein before expressly provided in this Section 7, a holder of an Award shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award granted hereunder.

7.5.    Effect of Options and SARs on Company's Capital and Business Structure. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

SECTION 8.    GENERAL PROVISIONS.

8.1.    Effect of the Plan on Employment Relationship. Neither the Plan nor any Award granted hereunder to an Employee shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

8.2.    Amendment of the Plan. The Board of Directors may, as permitted by law, amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon at a shareholders' meeting, the Board of Directors may not amend the Plan to (i) increase (except for increases due to adjustments in accordance with Section 7 hereof) the aggregate number of shares of Common Stock which may be issued under the Plan, (ii) increase the benefits accruing to a Participant under this Plan, including any decrease in the minimum exercise price specified by the Plan, (iii) change the class of Employees eligible to receive Options or SARs under the Plan, or (iv) make any other revision to the Plan as it relates to ISOs that requires shareholder approval under the Code. Notwithstanding any other provision of the Plan, shareholder approval of amendments to the Plan need not be obtained if such approval is not required under Rule 16b-3 (to the extent applicable to the Company) as of the effective date of such amendments, and with respect to ISOs, if such approval is not required under section 422 of the Code.

8.3.    Investment Purpose. Each Award under the Plan shall be granted on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that in the event the stock subject to such Award is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible under applicable laws, rules and regulations. Such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

8.4.    Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its expense, to handle and defend the same.

8.5.    Termination of the Plan. The Board of Directors may terminate the Plan at any time. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Award theretofore granted under the Plan.

8.6.    Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted hereunder shall be used for general corporate purposes.

8.7.    No Obligation to Exercise Option or SAR. The granting of an Option or SAR hereunder shall impose no obligation upon the Participant to exercise such Option or SAR.

8.8.    Effective Date of the Plan. The Plan shall be effective as of the date it is approved by the Board of Directors; provided, however, that to the extent that Options or SARs are granted under the Plan prior to its approval by the Company's shareholders, such Options or SARs shall be contingent on approval of the Plan by the Company's shareholders within twelve (12) months before or after the date the Plan is approved by the Board and consistent with the requirements for shareholder approval of matters requiring shareholder approval under the Company's organizational documents and under applicable corporate law. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Options or SARs under it are outstanding; provided, however, that no Options or SARs may be granted under the Plan after the ten-year anniversary of the date the Plan is approved by the Board of Directors.

8.9.    Interpretation. Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

8.10.    Compliance with Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under section 409A of the Code, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations with respect to the application of section 409A of the Code to any tax, economic, or legal consequences of any Awards or payment, or the settlement or deferral thereof to a Participant and, by the acceptance of any Award, each Participant understands and agrees to accept the potential application of section 409A of the Code to the tax and legal consequences of such Award.

8.11.    Compliance with Section 16 of the Exchange Act. The transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

8.12.    Headings. Any heading or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

8.13.    Waiver of Jury Trial. EACH PARTICIPANT HEREUNDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS HE OR SHE MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS PLAN OR ANY AGREEMENT HEREUNDER OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. BY AGREEING TO RECEIVE AN AWARD, EACH PARTICIPANT HERETO ACKNOWLEDGES THAT HE OR SHE IS KNOWINGLY AND VOLUNTARILY WAIVING HIS OR HER RIGHT TO DEMAND TRIAL BY JURY.

8.14.    Governing Law. This Plan shall be construed in accordance with the laws of the State of Tennessee.